PRESS RELEASE

I-Sector’s Board Approves Share Repurchase Plan

HOUSTON—(BUSINESS WIRE)—Mar 31, 2005—I-Sector Corporation (AMEX:ISR; the “Company”) announced today that its Board of Directors has authorized a plan for the Company to repurchase up to 200,000 shares of the Company’s common stock. Under the repurchase plan approved by the Board of Directors, any shares repurchased must be purchased on or before July 31, 2005. These repurchases will be made in open market or privately negotiated transactions in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, subject to market and business conditions, applicable legal requirements and other factors. The plan does not obligate the Company to purchase any particular amount of common stock, and may be suspended at any time at the Company’s discretion.

Regarding the announcement, James H. Long, Chairman & Chief Executive Officer, stated, “Over the past year the Company’s financial performance has improved substantially while the share price of the Company’s common stock has declined. The Company and the Board of Directors believe it is in the best interest of the Company and its stockholders to utilize some of the Company’s capital resources to repurchase shares.”

ABOUT I-SECTOR CORPORATION:

I-Sector Corporation, headquartered in Houston, Texas (AMEX:ISR), is engaged in the area of providing information and communications technology, with a particular focus on Cisco-centric IP Communications solutions. Additional information about I-Sector is available on the Internet at www.I-Sector.com.

SAFE HARBOR STATEMENT

The statements contained in this document that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual outcome of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors, including:

•	Market conditions

•	The price of the common stock

•	Catastrophic events

•	Other risks and uncertainties set forth from time to time in the Company’s public statements and its most recent Annual Report filed with the SEC on Form 10-K for the year 2004

The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.

CONTACT:

I-Sector Corporation
Brian Fontana, Vice President and Chief Financial Officer, (713) 795-2000

  or

PR Financial Marketing LLC
Jim Blackman, (713) 256-0369
jimblackman@prfinancialmarketing.com